MEMORANDUM OF AGREEMENT

made and dated for reference the 6th day of May, 2002.

BETWEEN:

GOLD CITY INDUSTRIES LTD.

a body corporate having an office at 550 - 580 Hornby Street,

Vancouver, British Columbia, V6C 3B6 (the "Company")

OF THE FIRST PART

AND:

Frederick J. Sveinson

4655 Britannia Drive

Richmond, BC  V7E 6B1

(the "Optionee")

OF THE SECOND PART

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One Dollar ($1.00) now paid by the Optionee to the Company (the receipt and sufficiency whereof is hereby acknowledged) it is hereby agreed by and between the parties as follows:

1.

In this agreement the term "share or shares" as the case may be shall mean one or more common shares in the capital stock of the Company as constituted at the date of this Agreement.

2.

The Company hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase from time to time 250,000 common shares of the Company (the said shares being hereafter called the "Optioned Shares") at the price of $0.15 per Optioned Share.

3.

The Optionee shall, subject to the terms and conditions hereof, have the right to exercise the option hereby granted in whole or in part with respect to the Optioned Shares from time to time commencing from the effective date of May 6, 2002 (the "Effective Date") for a period up to the close of business on the expiry date of May 6, 2007 (the "Expiry Date"). The option hereby granted shall on the Expiry Date, forthwith expire and terminate and  be of no force or effect whatsoever as to such of the Optioned Shares in respect of which the option hereby granted has not been received.

4.

In the event of death of the Optionee on or prior to the Expiry Date while an agent of the Company, the option hereby granted, or such part thereof as remains unexercised, may be exercised by the legal representative of the Optionee at the time up to and including (but not after) the date one year following the death of the Optionee, or prior to the close of business on the Expiry Date, whichever is the earlier.

5.

In the event the Optionee ceases to be an agent of the Company prior to the Expiry Date, the option hereby granted shall, 30 days after the Optionee ceases to be an agent of the Company, cease and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which such option has not been previously exercised.

6.

Subject to the provisions of paragraph 3 hereof, the option hereby granted shall be exercisable in whole or in part (at any time or from time to time as aforesaid) by the Optionee or his legal personal representative by giving a notice in writing addressed to the Company at its address first recited, which notice shall specify therein the number of Optioned Shares in respect of which such option is being exercised and shall be accompanied by payment (by cash or by certified cheque) in full of the purchase price for such number of Optioned Shares so specified therein.  Upon any such exercise of option as aforesaid, the Company shall forthwith cause the Transfer Agent and Registrar of the Company to deliver to the Optionee or his legal personal representative within ten days following receipt by the Company of any such notice of exercise of option a certificate or certificates in the name of the Optionee or his legal personal representative representing in the aggregate such number of Optioned Shares as the Optionee or his legal personal representative shall have then paid for.

7.

Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his options to purchase hereunder in the manner herein before provided.

8.

In the event of any subdivision, redivision or change of the shares of the Company at any time prior to the Expiry Date into a greater number of shares, the Company shall deliver at the time of any exercise thereafter of the option hereby granted such additional number of shares as would have resulted from such subdivision, redivision or change if such exercise of the option hereby granted had been made prior to the date of such subdivision, without change.  In the event of any consolidation or change of the shares of the Company at any time prior to the Expiry Date into a lesser number of shares, the number of shares deliverable by the Company on exercise thereafter of the option hereby granted shall be reduced to such number of shares as would have resulted from such consolidation or change if such exercise of the option hereby granted had been made prior to the date of such consolidation or change.

9.

The Optionee shall have no rights whatsoever as a Shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) other than in respect of the Optioned Shares of which the Optionee shall have exercised his option to purchase hereunder and which the Optionee shall have actually taken up and paid for.

10.

Time shall be the essence of this Agreement.

11.

This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee and his legal representative to the extent provided in paragraph 4 hereof.  This Agreement shall not be assignable by the Optionee or his legal representative.

12.

The option hereby granted shall not be exercisable nor shall the terms of this Agreement be amended until after such time as the approval of applicable Regulatory Authorities has been obtained.

13.

Shareholder approval shall be obtained in respect of amendments to this Agreement if the granting of this option was approved by the shareholders or the optionee is an insider of the Company at the time of the amendment.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

GOLD CITY INDUSTRIES LTD.

/s/ Robert A. Watts

Authorized Signature

SIGNED, SEALED AND DELIVERED BY:

Frederick J. Sveinson

Signature                          /s/ Frederick J. Sveinson

In the presence of:

                /s/ Arthur Magill

Witness Signature

Arthur Magill

Witness Name & Address

1040 Walls Avenue, Coquitlam, BC